Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned Officers and Directors of The Davey Tree Expert Company hereby appoints David E. Adante as his or her attorney-in-fact, to execute, in his or her name and in his or her capacity as a Director, and to file a Registration Statement on Form S-8 relating to the Common Shares to be issued under The Davey Tree Expert Company 2004 Omnibus Stock Plan, and any amendment (including post-effective amendment) or supplement thereto.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of this 1st day of April, 2005.

/s/ R. Douglas Cowan R. Douglas Cowan
/s/ David E. Adante David E. Adante
/s/ Nicholas R. Sucic Nicholas R. Sucic
/s/ Karl J. Warnke Karl J. Warnke
/s/ Robert A. Stefanko Robert A. Stefanko
/s/ R. Cary Blair R. Cary Blair
/s/ Dr. Carol A. Cartwright Dr. Carol A. Cartwright
/s/ Russell R. Gifford Russell R. Gifford
/s/ Douglas K. Hall Douglas K. Hall
/s/ Willard R. Holland Willard R. Holland